EXHIBIT 13
                        EMPLOYEES' PROFIT SHARING PLAN OF
                             McCONNEL & MILLER, INC.
                               8 Sound Shore Drive
                          Greenwich, Connecticut 06836


                                 April 22, 1985



Sound Shore Fund Inc.
8 Sound Shore Drive
Greenwich, Connecticut 06836

Gentlemen:

                  In connection with our purchase of 10,000 shares of Sound Shore Fund, Inc. common stock for a cash consideration of $10.00 per share, this will confirm that we are buying such shares for investment for our own account only, and not with a view to reselling or otherwise distributing them.

                                        Very truly yours,

                                        EMPLOYEES' PROFIT SHARING PLAN
                                                 OF McCONNELL & MILLER, INC.

                                        By /S/ Duncan Miller




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